SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 4 and 6 through 8 are not applicable and therefore omitted.

Item 1.01

Entry Into a Material Definitive Agreement

Effective February 14, 2008, Valens U.S. SPV I, LLC (“Valens”) waived certain requirements under the Registration Rights Agreement dated November 23, 2007 between the Company and Valens relating to the Company’s obligation to file a registration statement relating to the registrable securities within 90 days of the date of the Registration Rights Agreement and to cause such registration statement to be declared effective within 180 days of the date of the Registration Rights Agreement.  A copy of the waiver of registration rights is attached hereto as Exhibit 10.1.

Item 5.02

Departure of Directors or Certain officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain officers.

On February 13, 2008, the Board of Directors of STEN Corporation (the “Company”) formed a Compensation Committee consisting of four directors, Allan D. Anderson, Robert S. Kuschke, Gervaise Wilhelm and Steven F. Sabes, each of whom is an “independent director” under the Nasdaq Marketplace Rules.

On February 13, 2008, the Compensation Committee approved an annual base salary of $135,000 for the Company’s Chief Executive Officer, Kenneth W. Brimmer, and an annual base salary of $106,000 for the Company’s Chief Financial Officer, Mark F. Buckrey.  The changes in base salary are effective immediately.  Mr. Brimmer is also eligible for an annual performance bonus to be awarded at the discretion of the Compensation Committee.  Also on February 13, 2008, the Compensation Committee granted Mr. Brimmer a stock option to purchase 50,000 shares of common stock at an exercise price of $2.50, with 10,000 shares are vested as of the date of grant and 10,000 shares vesting on each of the first four anniversaries of the date of grant.

Item 9.01

Financial Statements and Exhibits

Exhibit 10.1     Waiver of Registration Rights dated February 14, 2008 by
Valens U.S. SPV I, LLC to STEN Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 19, 2008	STEN CORPORATION
By: /s/ Kenneth W. Brimmer
Kenneth W. Brimmer
Chief Executive Officer